Exhibit 10.9

2021 Sovos Brands Annual Incentive Plan

Purpose

The Sovos Brands 2021 Annual Incentive Plan (the “Plan”) established by Sovos Brands Intermediate, Inc. (together with its subsidiaries, “Sovos”) is effective December 27, 2020 and has been approved by the Sovos Board of Directors (“Board”). This Plan replaces any prior cash-based incentive plan(s).

The purpose of the Plan is to motivate and reward eligible employees of Sovos and its subsidiaries (each a “Participant” and collectively, “Participants”) for the achievement of, meeting and/or exceeding business and individual performance objectives. If the established goals for a Performance Period are met, Participants may receive a cash bonus award for the applicable Performance Period.

The Plan will continue to be in effect with respect to fiscal 2021, subject to any amendments approved by the Board.

Effective Date

The Plan is effective as of December 27, 2020.

Guidelines for Participation

Participation in the Plan is not automatic and is subject to the approval of the Compensation Committee of the Board (the “Committee”) in its sole discretion. Eligibility guidelines consider:

•	The employee’s scope of responsibilities, level and position; and

•	The degree of direct impact that an employee may have on the financial performance and strategy of Sovos.

The Plan is NOT a contract of employment and does not guarantee the right to continue to be employed by Sovos, nor does it obligate Sovos to include any employee as a Participant in the Plan.

Performance Periods

For purposes of fiscal 2021, goals have been established for the following periods (each, a “Performance Period”):

•	The First-Half Performance Period is defined as Period 1 through Period 6 (i.e. December 27, 2020 through June 26, 2021).

•	The Second-Half Performance Period is defined as Period 7 through Period 12 (i.e. June 27, 2021 through December 25, 2021).

•	The Full-Year Performance Period is defined as Period 1 through Period 12 (i.e. the fiscal year beginning on December 27, 2020 and ending on December 25, 2021).

First-Half Performance Period Eligibility

•	A Participant must be actively employed by Sovos prior to April 1, 2021 to be eligible to receive a bonus payment with respect to the First-Half Performance Period.

•	If a Participant was not employed as of December 27, 2020, any bonus opportunity with respect to the First-Half Performance Period will be prorated based on the actual date of employment (provided the Participant’s start date is prior to April 1, 2021).

•	A Participant shall not be entitled to a bonus payment, including a prorated payment, if not employed on the date of the bonus payout for any reason.

Second-Half Period Eligibility

•	A Participant must be actively employed by Sovos prior to October 1, 2021 to be eligible to receive a bonus payment with respect to the Second-Half Performance Period.

•	If a Participant was not employed as of June 27, 2021, any bonus opportunity with respect to the Second-Half Performance Period will be prorated based on the actual date of employment (provided the Participant’s start date is prior to October 1, 2021).

Full-Year Performance Period Eligibility

•	A Participant must be actively employed by Sovos prior to October 1, 2021 to be eligible to receive a bonus payment with respect to the Full-Year Performance Period.

•	If a Participant was not employed as of December 27, 2020, any bonus opportunity with respect to the Full-Year Performance Period will be prorated based on the actual date of employment (provided the Participant’s start date is prior to October 1, 2021)

Incentive Award Components

Incentive awards are calculated based on two categories of participation:

•	Shared Corporate employees (“Corporate”) are those who have a corporate or shared-services responsibility supporting multiple businesses. Performance metrics for these participants are based on overall corporate results.

•	Segment-specific employees (“Segment”) are those who primarily support a particular segment (i.e. Dinners & Sauces Segment or Breakfast & Snacks Segment). Performance metrics for these participants are based on their respective segment’s performance.

Incentive awards may also be impacted by a participant’s mid-year or year-end performance rating.

Individual Incentive Targets

The incentive target (% of base salary) assigned to each individual is provided either in their offer letter or in their most recent total compensation statement.

Bonus Pool Funding

The Sovos Board of Directors approves the Corporate and Segment performance goals at the beginning of the year for each Performance Period.

At the end of each Performance Period, the Sovos Executive Team will determine the level of achievement of such goals for such Performance Period, subject to approval by the Sovos Board of Directors. The amount of the bonus pool to be distributed to participants is at the sole discretion of the Board of Directors and may be modified (or not funded at all), depending on financial circumstances.

If Corporate or a given Segment meets its performance targets exactly, the respective bonus pool would be funded at 100%. If performance falls short of, or exceeds, performance targets, the bonus pool funding level would be adjusted up or down on a continuum that spans between 0% and 200%.

In order for the applicable bonus pool to begin to be funded, Corporate or the given Segment must achieve a minimum threshold of at least 90% of its Performance Targets. To achieve the maximum bonus pool funding level of %, Corporate or the given Segment must achieve 120% of its Performance Targets (as illustrated in the table below):

Minimum	90% of Target Performance Metrics	50% Bonus Pool Funding Level
Target	100% of Target Performance Metrics	100% Bonus Pool Funding Level
Maximum	120% of Target Performance Metrics	200% Bonus Pool Funding Level

Note, below 90% = 0% bonus funding

The specific performance criteria for each Performance Period are attached as an exhibit to this Plan.

First-Half and Second-Half Performance Measures and Weighting

The following shows the performance objectives that have been established for the First-Half and Second-Half Performance Periods and their respective weighting:

	Metrics	Weighting
Corporate	Net Sales Adj. EBITDA	50%
Participants whose work supports Shared and/or multiple brands		50%
Segment	Net Revenue Brand Contribution	50%
Participants with Segment specific responsibilities		50%

Full-Year Performance Measures and Weighting

The following shows the performance objectives that have been established for the Full-Year Performance Periods and their respective weighting:

	Metrics	Weighting
Corporate / Shared Services	Net Revenue Adj. EBITDA	25%
Participants whose work supports Shared and/or multiple brands	Cash Flow	25%
		50%
Segment	Net Revenue Brand Contribution	25%
Participants with Segment specific responsibilities	Cash Flow	25%
		50%

Allocation of Bonus Pool

Each participant is assigned a target bonus based on the participant’s level of responsibility. The target bonus is a percentage of the employee’s annual base salary (as in effect as of April 1, 2021 with respect to the First-Half Performance Period or October 1, 2021 with respect to the Second-Half and Full-Year Performance Periods). Each participant’s total target bonus opportunity is divided as follows: 40% with respect to First-Half Performance Period, 40% with respect to Second-Half Performance Period, and 20% with respect to the Full-Year Performance Period. The actual bonus payments will be determined by modifying the target bonus opportunity for the applicable Performance Period by the weighted average level of achievement of the established applicable goals for such Performance Period, subject to adjustment for the participant’s personal performance.

All such payments shall be subject to approval by the Compensation Committee of the Board in its sole discretion.

Performance Management

Participants may see an impact on award amounts from their individual performance ratings. Managers and/or the Compensation Committee will have the ability to use a range of multipliers in respect to the performance rating; however; in no event will total payments exceed total funding under the Plan. Additionally, in no event will any person receive a payment in excess of 200% of their bonus target (as such may be pro-rated).

Example:

Performance Rating	Guidelines for Payment (as a % of funded amount)
5: Exceptional	115% - 125%
4: Significantly Above	105% - 115%
3: Expected	95% - 105%
2: Needs Improvement	80% - 95%
1: Unacceptable	0%

Payment

Bonus payments will be paid to the participant in a lump-sum cash payment as soon as is practical after Performance Period financials have been finalized, the Board has determined the bonus pool amount and individual performance reviews have been conducted. The First- Half bonus payment (if any) is expected to be paid by October 15, 2021 (but in any event no later than December 31, 2021). The Second-Half and Full-Year bonus payments (if any) are expected to be paid by April 30, 2022 (but in any event in calendar year 2022 and no later than December 31, 2022).

Payments shall be deemed additional compensation to the participant, and payroll taxes shall be withheld from payments in accordance with all applicable federal, state and local laws. A participant must be employed by Sovos or an applicable subsidiary at the time of bonus payout to be eligible to receive the payment.

Termination of Employment

This Plan does not create a contract of employment between Sovos or any Sovos subsidiary and the Employee and does not limit the right of Sovos or the applicable subsidiary to discharge or terminate an Employee for any reason, or for no reason. The award of any bonus under this Plan is completely discretionary with Sovos’ Board of Directors, and no person shall have any claim or entitlement to be granted or to receive any bonus. Upon an Employee’s termination of employment with Sovos or an applicable subsidiary for any reason including, but not limited to, the death or disability of the employee, the Employee’s rights, if any, to share in the allocation of the bonus pool or receive a bonus shall terminate.

Amendment or Termination

Sovos reserves the right to amend or terminate the Plan at any time. No such amendment or termination shall entitle any Employee to payment of a bonus or the right to make any claim under this Plan.

Administration

The Plan shall be administered by the Committee. The Committee may issue rules and regulations for the administration of the Plan. All decisions of the Committee shall be final, conclusive and binding on all Participants in the Plan.

At the end of the applicable Performance Periods, the Committee shall determine the extent to which the performance goals have been attained. The Committee shall calculate the amount of the cash performance awards earned for the Plan Year based upon the performance formula applied against the relevant performance goal(s)

General Terms

Incentive payments will be treated as a “bonus” for the purpose of tax withholding. Tax authorities treat “bonus” compensation differently than base compensation when calculating withholding, which may result in higher withholding.

If any term or condition of this Plan is found to be in non-conformance with an applicable law, that term or condition will be non-enforceable but will not negate or otherwise affect other terms and conditions of the Plan.

There is no obligation for uniformity of treatment of Participants or employees under the Plan. The terms and conditions of awards need not be the same with respect to each Participant. Any cash award under the Plan shall be a one-time award which does not constitute a promise of future awards.

Sovos shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any Federal, state or local taxes required to be withheld.

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.